Memo To:       Kim Fuerst

From:          Jim Moore

Date:          November 21, 1998


Dear Kim:


The following is a possible structure I would consider to extend my bridge loan to CWYR beyond the current date due of November 30, 1998.



1. I will extend the due date of the bridge loan (principal amount of $120,000) to January 15, 1999.

2. For this extension, I will be issued additional warrants to purchase 100,000 shares of stock under essentially the same terms as the warrants issued for the bridge loan. An exception would be that the warrants would be exercisable at the price the stock is sold in the private placement discussed below (proposed to be $0.75 per share), but in no case greater than $1.00 per share. All shares underlying these warrants would have immediate registration rights on the same terms as set forth in the Registration Rights Agreement that was previously executed between CWYR and me.

3. I am in the process of transferring most of the warrants from the initial bridge loan to transferees of my choice. This needs to be completed prior to issuing me the new warrants discussed above. The exercise price of the warrants issued in the bridge loan, including those I transfer, will be decreased in the same manner as the new warrants discussed above.

4. My understanding, and a requirement to extend the bridge loan, is that the archeological study ("arc") has started and will be completed as soon as reasonably possible.

5. CWYR provides me with a right of first refusal to purchase the properties in the Paradox Basin on the same terms as a bona-fide third party would pay. If the company decides to sell these properties and I exercise the right of first refusal, I will receive credit against the purchase price for the principal and accrued interest the company owes me under the bridge loan.

6. All lease rental payments will be continue to be paid in a timely manner by someone other than me.

7. Dr. Syed Aslam Daud will be elected as a new member of the company's board of directors under essentially the same terms and conditions, including being issued 100,000 of options/warrants, as Rafiq Sayed was elected.

8. The exercise price of Waseem Sayed's existing options will be decreased from $1.75 to $1.00. I believe Waseem's involvement is critical to the success of the private placement.

9. As soon as possible, CWYR will begin to raise $1,300,000 - $1,500,000 through a private placement of common stock and warrants, proceeds of which would payoff my bridge loan. I believe the valuation for the common stock in a private placement should range from $0.60 - 0.75 per share. I suggest trying at $0.75 per share with 2-year warrants to purchase 1/2 share of common stock at $2.00 per share for every share purchased.

10. I will be reimbursed immediately for my reasonable expenses, including legal expenses, for this transaction.

11. For me to proceed with all of the above, I will require a unanimous vote of the board and documentation satisfactory to me.



As always, this memo to you is only for discussion purposes and does not constitute an offer. Please let me know your thoughts.

Sincerely,


/s/ JIM MOORE

Jim Moore

Fax To:        Kim Fuerst
               Sam Butler

From:          Jim Moore

Date:          December 4, 1998




Dear Kim and Sam:

It appears that I received an incorrect draft of the Unanimous Written Consent Minutes for Colorado Wyoming Reserve Company, which caused the confusion earlier this morning. I trust that a corrected draft has been developed accurately reflecting the terms and conditions set forth in my letter of November 21, 1998.

I hereby approve the attached November 21, 1998 letter subject to the company's unanimous board approval of all the terms and conditions in this letter as evidenced by signing and returning this letter to me via fax. I approve it with the following change to item #4 requested by Sam --

4. My understanding, and a requirement to extend the bridge loan, is that the archeological study ("arc") has started and/or will start and be completed as soon as reasonably possible.

If the company's board has unanimously approved all the terms and conditions in this letter including the change shown above, please sign this letter below and return it to me.

Sincerely,

/s/ JIM MOORE

James E. Moore




AGREED TO AND ACCEPTED BY:

/s/ KIM M. FUERST

Kim M. Fuerst, Chairman and CEO of Colorado Wyoming Reserve Company